Exhibit 10.33
3COM CORPORATION
STAND ALONE RESTRICTED STOCK AGREEMENT
     3Com Corporation has granted Ronald A. Sege (the “Participant”), Restricted Stock shares in accordance with the Participant’s Employment Agreement dated April 29, 2008 (“Employment Agreement”), subject to the following terms and conditions as set forth in this Award Agreement. The “Effective Date” of this Award Agreement shall be May 6, 2008.
     1. Definitions; Vesting and Reacquisition Rights. As used herein, the following definitions shall apply:
          (a) “Administrator” means the Board or any of its Committees as shall be administering the Award.
          (b) “Applicable Laws” means the requirements relating to the administration of restricted stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and any other applicable laws.
          (c) “Award” means, individually or collectively, the grant of Restricted Stock under this Award Agreement and Notice of Grant of Restricted Stock.
          (d) “Award Agreement” means this Stand Alone Restricted Stock Agreement between the Company and the Participant evidencing the terms and conditions of this Award.
          (e) “Board” means the Board of Directors of 3Com Corporation.
          (f) “Cause” means:
               (i) The Participant’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to the Participant a written demand for performance from the Board which describes in reasonable detail the basis for the Board’s belief that the Participant has not substantially performed his duties and provides the Participant the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;
               (ii) Any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Participant;
               (iii) The Participant’s conviction of, or plea of nolo contendere to, a felony;
               (iv) A breach of any fiduciary duty owed to the Company by the Participant;
               (v) The Participant being found individually liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Participant admits or denies liability);
               (vi) The Participant (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Participant’s failure to waive attorney-client privilege relating to communications with the Participant’s own attorney in connection with an Investigation will not constitute “Cause”; or
               (vii) The Participant’s disqualification or bar by any U.S. governmental or self-regulatory authority from serving in the capacity contemplated by the Employment Agreement or the Participant’s loss of any U.S. governmental or self-regulatory license that is reasonably necessary for the Participant to perform his responsibilities to the Company under the Employment Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Participant’s employment, the Participant will serve in the capacity contemplated by the Employment Agreement to whatever extent legally permissible and, if the Participant’s employment is not permissible, the Participant will be placed on leave (which will be paid to the extent legally permissible).
          (g) “Change in Control” means the occurrence of any of the following events:
                    (i) Any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
                    (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
                    (iii) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                    (iv) A change in the composition of the Board within any twelve (12) month period during the Term (as defined in the Employment Agreement) and pursuant to a plan in which the proponent proposes alternative directors to the Board, as a result of which fewer than a majority are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of the Employment Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) of this Section 1(g) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          (i) “Committee” means a committee, which may consist of one or more persons whom may or may not be Board members, as is consistent with the Applicable Laws, appointed by the Board.
          (j) “Common Stock” means the common stock of the Company.
          (k) “Company” shall mean 3Com Corporation and any successor corporation thereto.

          (l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary as an independent contractor to render services to such entity.
          (m) “Date of Restricted Stock Grant” shall mean the “Date of Grant” as set forth in the Notice of Grant.
          (n) “Director” means a member 3Com’s Board of Directors.
          (o) “Disability” means the Participant’s inability to substantially perform his duties under the Employment Agreement as a result of incapacity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of twelve months.
          (p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any leave for which a return to employment is guaranteed under Applicable Laws, or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (r) “Good Reason” means the occurrence of any of the following, without the Participant’s express written consent; provided however, that Participant must provide the Company notice of Good Reason within 30 days of the initial existence of one of the above conditions, upon which notice Company shall then have 30 days in which to remedy the condition, under which circumstances Company shall not be required to pay any amounts specified in Section 8 of the Employment Agreement:
               (i) A material diminution in Participant’s authority, duties or responsibilities in effect immediately prior to such reduction;
               (ii) A material diminution in Participant’s Base Salary or Target Annual Incentive (as such terms are defined in the Employment Agreement) as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater 15%;
               (iii) A material diminution in the kind or level of employee benefits to which Participant is entitled immediately prior to such reduction with the result that Participant’s overall benefits package is significantly reduced other than pursuant to a reduction that is also applied to substantially all other executive officers of the Company that reduces the level of employee benefits by a percentage reduction that is no greater that 15%;
               (iv) The relocation of Participant to a facility or location outside the United States;
               (v) The failure of the Company to obtain the assumption of the Employment Agreement by a successor and an agreement that Participant will retain the same role and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 1 of the Employment Agreement or, if more favorable, the same role and responsibilities that Participant had immediately prior to the merger; or

               (vi) The failure of the Company to appoint Participant as its Chief Executive Officer by April 30, 2011, or the appointment of another as Chief Executive Officer after the Effective Date (as such term is defined in the Employment Agreement).
          (s) “In Connection with a Change of Control” means within three (3) months prior to or twelve (12) months following a Change of Control.
          (t) “Initial Vesting Date” shall be the date occurring one (1) year after the Date of Restricted Stock Grant.
          (u) “Notice of Grant” shall mean the “NOTICE OF GRANT OF RESTRICTED STOCK”. The Notice of Grant is part of this Award Agreement.
          (v) “Number of Restricted Stock” shall mean the “Total Number of Restricted Stock Granted” as set forth in the Notice of Grant.
          (w) Intentionally Omitted.
          (x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (z) “Restricted Stock” means shares of Common Stock or units/rights to acquire shares of Common Stock granted pursuant to this Agreement that are subject to vesting, as adjusted in accordance with this Agreement.
          (aa) “Service Provider” means an Employee, Director or Consultant.
          (bb) Intentionally omitted.
          (cc) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code and also include partnerships, limited liability companies and other entities that are at least 30% owned by the Company.
          Vesting, Restrictions on Unvested Shares and Unvested Share Reacquisition Right.
          Vesting. Subject to the terms and conditions of this Award Agreement, and provided that the Participant remains a Service Provider through each vesting date, the Restricted Stock shall become “Vested Shares” for purposes of this Award Agreement in three (3) equal, annual installments, commencing on the Initial Vesting Date. Until the shares of Restricted Stock vest and become Vested Shares, which unvested shares shall be called Unvested Shares (as defined below), neither the Unvested Shares, nor any right with respect to the Unvested Shares of Restricted Stock under this Agreement, may be sold, assigned, transferred, pledged, hypothecated (by operation of law or otherwise) or otherwise conveyed or encumbered and shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation or other conveyance or encumbrance shall be void and unenforceable against the Company or any affiliate of the Company. Upon becoming Vested Shares, such restrictions shall lapse. A legend or legends may be affixed to share certificates representing the Restricted Stock evidencing these restrictions.
          Notwithstanding the foregoing, in the event that Participant’s employment is terminated by the Company without Cause or if Participant resigns for Good Reason, and such termination is not in Connection with a Change of Control, then Participant will receive twelve (12) months accelerated vesting with respect to Participant’s then outstanding unvested portion of the Award, at which time such additionally vested shares shall become Vested Shares, provided that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.
     Notwithstanding the foregoing, in the event that Participant’s employment is terminated by the Company without Cause or if Participant resigns for Good Reason, and such termination is in Connection with a Change of Control, then Participant will become fully vested in Participant’s then outstanding unvested portion of the Award, at which time such additionally vested shares shall become Vested Shares, provided that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.
     Notwithstanding the foregoing, in the event that Participant resigns for Good Reason due to (x) the failure of the Company to appoint Participant as Chief Executive Officer by April 30, 2011 or in the event of the appointment of another as Chief Executive Officer after April 29, 2010, the vesting of Participant’s then outstanding unvested portion of the Award will be accelerated in full, at which time such additionally vested shares shall become Vested Shares, or (y) the appointment of another as Chief Executive Officer prior to April 30, 2010, the vesting of half of the outstanding unvested portion of the Award will be accelerated in full, at which time such additionally vested shares shall become Vested Shares, provided in each case that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.
          Unvested Share Reacquisition Right. In the event that the Participant’s Service Provider relationship with the Company is terminated for any reason, with or without Cause, the Company shall automatically reacquire all shares of Restricted Stock that are not Vested Shares as of the termination date (the “Unvested Shares”) without any action on the part of Participant, who shall forfeit such shares immediately, and the Participant shall not be entitled to any payment therefor (the “Unvested Share Reacquisition Right”).
     2. Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, the Restricted Stock shall cease to vest on the 91st day of any unpaid leave of absence and shall only recommence upon the Participant’s return to active service.
     3. Rights as a Shareholder or Employee. The Participant shall have no rights as a stockholder with respect to the shares of Restricted Stock until such time as the shares are issued to the Participant in the form of a certificate or certificates or other appropriate means of distributing the Vested Shares, at the Company’s discretion. Except as provided in this Agreement, no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.
     4. No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR OTHER SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR OTHER SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE OR OTHER SERVICE PROVIDER OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE.

     5. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his Award until ten (10) days prior to such transaction as to all of the stock covered thereby, including shares of Restricted Stock as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture applicable to any shares covered by the Award shall lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, if applicable, an Award will terminate immediately prior to the consummation of such proposed action.
          (c) Change of Control. In the event of a Change of Control, each outstanding Restricted Stock award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, the Participant shall fully vest in the Restricted Stock, including shares of Restricted Stock as to which it would not otherwise be vested. For the purposes of this paragraph, the Restricted Stock shall be considered assumed if, following the Change of Control, the Restricted Stock confers the right to receive, for each share of Restricted Stock and each unit/right to acquire a share of Restricted Stock that is subject to the Restricted Stock award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each share of Restricted Stock and each unit/right to acquire a share of Restricted Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each share of Restricted Stock and each unit/right to acquire a share subject to the Restricted Stock award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

     6. Non-Transferability of Restricted Stock. Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.
     7. Conditions Upon Issuance of Shares. No Restricted Stock shall be issued pursuant to this Award Agreement if the issuance and delivery of such Restricted Stock would constitute a violation of any applicable federal or state securities law or other law or regulation, or would fail to satisfy the requirements of any stock exchange upon which the Restricted Stock may then be listed. As a condition to the issuance and delivery of the Restricted Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. The Company shall not be required (a) to transfer on its books any shares which are sold or transferred in violation of any of the provisions set forth in this Award Agreement or the Employment Agreement, or (b) to treat as the owner of the shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom the shares shall have been so transferred.
     8. Legends. The Company may at any time place legends referencing the Unvested Share Reacquisition Right set forth above and any applicable federal and/or state securities law or other restrictions on any and all certificates representing shares of Restricted Stock subject to the provisions of this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Restricted Stock acquired under this Award Agreement in the possession of the Participant in order to carry out the provisions of this Section 8. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:
          “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN THIS AWARD AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”
     9. Escrow.
          (a) Establishment of Escrow. To ensure that the Restricted Shares subject to the Unvested Share Reacquisition Right will be available for reacquisition, the Company may require the Participant to deposit the certificate or certificates evidencing the Unvested Shares with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of the issuance of Restricted Stock to the Participant, the Company reserves the right at any time to require the Participant to so deposit the Unvested Share certificate or certificates in escrow. The Company shall bear the expenses of the escrow.
          (b) Delivery of Shares to the Participant. As soon as practicable after the expiration of the Unvested Share Reacquisition Right, the escrow agent shall deliver to the Participant the Restricted Stock no longer subject to such restriction.
     10. Section 83(b) Election; Withholding. The Participant acknowledges and understands that when the shares of Restricted Stock become Vested Shares under this Award Agreement, Section 83 of the Code imposes a tax at ordinary income rates with respect to such Vested Shares in an amount equal to the fair market value of such Vested Shares, determined on the date such shares become Vested Shares. The Participant also understands that (i) alternatively, the Participant may elect to be taxed in the year the shares were granted rather than when the shares become Vested Shares by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date; (ii) if the Participant files such an election, the Participant will be taxed at ordinary income rates on the fair market value of the shares on the Grant Date; (iii) if the Participant makes such an election he must provide the Company with a copy of the election no later than three (3) business days after filing the election with the Internal Revenue Service; and (iv) the Participant must file another copy of the election with his federal income tax return for the tax year in which Participant filed the election. The Participant acknowledges that it is the Participant’s sole responsibility and not the Company’s responsibility to determine whether it is advisable to make the election and, if the Participant so elects, to file the election in a timely fashion and to make any filings under corresponding provisions of state tax law.
     At the time that this Award Agreement is executed, or at any time thereafter as determined by the Company, the Company shall have the right to withhold the applicable minimum withholding taxes, including but not limited to federal tax, state tax, foreign taxes, or social taxes, if any, which arise in connection with the acquisition of Restricted Stock pursuant to the Employment Agreement, including, without limitation, obligations arising upon (i) the transfer, in whole or in part, of any shares of Restricted Stock, (ii) the lapse of any restriction with respect to any shares of Restricted Stock acquired pursuant to the Employment Agreement, or (iii) the filing of an election to recognize a tax liability. The Participant authorizes the Company to withhold from the Participant’s compensation such amounts as may be necessary to satisfy the minimum applicable tax withholding obligations arising in connection with the issuance of the shares of Restricted Stock pursuant to the Employment Agreement. The Company shall have no obligation to issue a certificate as to the shares and/or to release the shares from escrow until applicable withholding obligations have been satisfied.
     11. Trade Shares for Taxes. Please circle the applicable election below if you wish to trade shares to satisfy the minimum required tax withholding determined upon the date of vesting outlined in this Agreement. If you elect to trade shares to satisfy the minimum taxes due, the remaining amount due after the trade, less than the value of one share, will be deducted from your cash compensation. If you wish to change your election during the life of the Award Agreement, you must contact stock administration at least thirty (30) days prior to the applicable vesting date.
TRADE SHARES FOR TAXES DUE (please circle one):     YES [CIRCLED]     NO
If you do not wish to trade shares for taxes, and select “no” above, you must provide payment to stock administration within fifteen (15) days from date of vesting. If payment is not provided within fifteen (15) days after applicable taxes are due, stock administration will have the authority and discretion to (i) trade shares to satisfy such applicable taxes or (ii) to withhold the entire tax obligation from your compensation.
     12. Broker. Your Restricted Stock will be deposited directly into your brokerage account with the Company’s approved broker when vested and the applicable withholding obligations have been satisfied.
     13. Further Instruments; Binding Effect. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement. This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     14. Administration; Amendment or Termination. All questions of interpretation concerning this Award Agreement shall be determined by the Administrator in its sole discretion. All determinations by the Administrator shall be final and binding upon all persons having an interest in this Award Agreement. The Administrator may at any time amend, alter, suspend or terminate the Agreement; provided, however, that no such amendment, alteration, suspension or termination may adversely affect the Restricted Stock hereof without the written consent of the Participant. Termination of the Agreement shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Agreement prior to the date of such termination.
     15. Entire Agreement; Applicable Law; Severability. This Award Agreement, along with the Participant’s Employment Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. To the extent that this Award Agreement sets forth terms and conditions that are less beneficial to the Participant than the Employment Agreement, the terms of the Employment Agreement shall prevail.
     If one or more provisions of this Award Agreement are held invalid, illegal and/or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision(s) shall be deemed null and void; provided, however, to the extent permissible under applicable law, that any such provision(s) shall be first construed, interpreted and/or revised to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Employment Agreement.
     16. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at its then current principal executive office or to such other address as the Company may hereafter designate to the Participant. Any notice to be given to the Participant hereunder shall be addressed to the Participant at the last address known to the Company, or at such other address as the Participant may hereafter designate to the Company. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.
     17. Data Privacy. By entering into this Award Agreement, the Participant consents to the collection, use and transfer of personal data as described in this Section. The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or equivalent tax identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all shares or other entitlements to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering this Award Agreement (“Data”). The Participant further understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of the Participant’s participation in this Award Agreement, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of this Award Agreement (“Data Recipients”). Where the Company or any of its subsidiaries transfer Data to any Data Recipients, it will take into account any legal obligations which apply with respect to the processing of that Data. The Participant understands that these Data Recipients may be located in the Participant’s country of residence, the European Economic Area, or elsewhere throughout the world, including, but not limited to, the United States. The Participant hereby authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in this Award Agreement, including any transfer of such Data, as may be required for the administration of this Award Agreement and/or the subsequent holding of shares of Restricted Stock on the Participant’s behalf, to a broker or third party with whom the shares acquired upon vest may be deposited. The Participant understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company’s Stock Administration Department. The Participant further understands that withdrawing consent may affect the Participant’s ability to participate in this Award Agreement. Without prejudice to other provisions of this Award Agreement, the Company hereby reserves the right to terminate the

Participant’s participation in this Award Agreement (including, but not limited to, the Participant’s ability to vest in the shares of Restricted Stock granted hereunder) if, by withdrawal of the Participant’s consent to the collection, use and transfer of Data, the Company and/or Data Recipients may not, in the Company’s sole discretion, lawfully administer the Participant’s participation in this Award Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written. By signing below, the Participant acknowledges that he/she has read, understood and accepted all of the terms, conditions and restrictions of this Award Agreement.

PARTICIPANT	3COM CORPORATION

/s/ Ronald A. Sege	/s/ Neal D. Goldman

Ronald A. Sege	Neal D. Goldman
President and COO	Executive Vice President and Chief Legal and Administrative Officer

5/16/08

Date	Date